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                                        EXHIBIT 8.1

                                        May 30, 2007



GS Mortgage Securities Corp.
85 Broad Street
New York, New York  10004

         Re:      GS Mortgage Securities Corp.
                  Registration Statement on Form S-3
                  ----------------------------------


Ladies and Gentlemen:

         We have acted as special tax counsel for GS Mortgage Securities Corp., a Delaware corporation (the "Corporation"), in connection with the issuance of the GSAA Home Equity Trust 2007-6 Asset-Backed Certificates (the "Certificates"). The Certificates will be issued by the GSAA Home Equity Trust 2007-6 (the "Trust") pursuant to the master servicing and trust agreement, dated as of May 1, 2007 (the "Agreement"), as further identified in the prospectus supplement, dated May 25, 2007 (the "Prospectus Supplement") for such issuance which supplements the Corporation's prospectus dated February 13, 2007 (the "Base Prospectus" and together with the Prospectus Supplement, the "Prospectus").

         We have examined the Prospectus and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

         We have advised the Corporation with respect to certain federal income tax consequences of the proposed issuance of the Certificates. This advice is summarized under the heading "Federal Income Tax Consequences" in the Base Prospectus and "Summary Information--Federal Tax Aspects" and "Federal Income Tax Consequences" in the Prospectus Supplement. Such description does not purport to discuss all possible federal income tax ramifications of the Certificates, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth under each of the above quoted headings in the Base Prospectus and the Prospectus Supplement as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Certificates. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

         We hereby consent to the filing of this letter as an exhibit to the Corporation's Report on Form 8-K dated the date hereof, without admitting that we are "experts" within the meaning of the The Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, that includes the Prospectus and such Report on Form 8-K.




                                    Very truly yours,

                                    /s/ Sidley Austin LLP